Exhibit T3A.8

Registration Copy

Commerce Registry of Santiago

The undersigned Commerce Conservator certifies that the attached registration, corresponding to the company “Enduro SpA”, and enrolled under page 13926 number 9765 of the Commerce Registry of Santiago of the year 2012, is according to its original.

Likewise, it certifies that at the margin of the referred registration there is no note or sub registration that certifies that the quota holders or shareholders, as the case may be, have put an end to the company by November 2, 2016.

Finally, it certifies that the referred registration does not have more marginal notes or sub registration than those indicated in the document.

The register rights corresponding to this copy ascend to the sum of $4.600.-

Santiago, November 3, 2016.

LV/CP *Nº9765 CONSTITUTION ENDURO SpA C: 6180659 *ID: 1292984 *FR: 137785	Santiago, February 24th, 2012. Upon request from Cruzat, Ortuzar Y Mackenna Ltda., I proceed to register the following: María Loreto Zaldivar Grass, lawyer, surrogate of the holder of the 18th Notary of Santiago, Patricio Zaldívar Mackenna, Bandera 341, office 857, certifies: That today, before me, Antonio Ortuzar Vicuña, Unique Tax No 6.988.944-8, who appears in representation of EMECO HOLDINGS LIMITED, both domiciled for these purposes at Nueva Tajamar No 481, north tower, 21st floor, commune of Las Condes, by means of a public deed with repertoire 2.661-2012, incorporated a stock company. Company name: “ENDURO SpA”. Shareholder concurrent to its incorporation: EMECO HOLDINGS LIMITED. Company purpose: The Company has by purpose the realization and development of every kind of activities related to the adquisition, sell, lease and maintenance services, and every other kind of legal act over machinery, motorized vehicles of any kind and equipments; and in general, the execution and celebration of all those acts and agreements deemed necessary to fulfillment of the company purpose. Company capital: 5.000.000 pesos divided into 100 ordinary shares, nominative and without nominative value, the capital is wholly subscribed and will be paid in cash within 5 years from the date of this deed. Other stipulations, excerpted deed. Santiago, February 16th, 2012.- MARIA LORETO ZALDIVAR G.- Electronic signature incorporated.- The excerpt matter of this registration, it is added at the end of the current term of Commerce.

Page 13926

Continuation of Margin Notes

Amendment By means of a public deed dated June 19th, 2012, granted at the Notary Public’s Office of Patricio Zaldívar Mackenna, which excerpt was registered at page 45038 No 31578 of the year 2012, the by-laws of the company were amended, according to the indicated in the registration. Santiago, July 4th, 2012. Luis Maldonado C.

Amendment By means of a public deed dated June 14th, 2013, granted at the Notary Public’s Office of Patricio Zaldívar Mackenna, which excerpt was registered at page 49817 No 33207 of the year 2013, the by-laws of the company were amended. The capital was increased to the sum of 70.058.203,81 dollars divided in 2.219 shares. Santiago, June 28th, 2012. Luis Maldonado C.

Power of attorney By means of a public deed dated March 6th, 2013 granted at the Notary Public’s Office of César Sánchez García (interim), registered at page 3738 No 4276 of the year 2014, a power of attorney was conferred to Messrs. Keith Douglas Gordon, Stephen Geoffrey Gobby, David Grieg and Ian Testrow, who shall act with the capacities and in the terms indicated in the deed. Santiago, January 15th, 2014. Luis Maldonado C.